Exhibit 10.15

APPIAN CORPORATION 2017 EQUITY INCENTIVE PLAN
UK CSOP SUB-PLAN

CSOP OPTIONS FOR UK ELIGIBLE EMPLOYEES

Adopted by the Board: July 21, 2017

1	GENERAL
This sub-plan to the Appian Corporation 2017 Equity Incentive Plan (“the Plan”) is intended to take effect as a Schedule 4 Company Share Option Plan (“the CSOP Sub-Plan”).

2	ESTABLISHMENT OF CSOP SUB-PLAN
Appian Corporation (“the Company”) has established the CSOP Sub-Plan under Rule 2(b)(x) of the Plan, which authorises the Board to adopt sub-plans to the Plan.

3	PURPOSE OF CSOP SUB-PLAN
The purpose of the CSOP Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Company under the Plan.

4	COMPLIANCE
The CSOP Sub-Plan is intended to comply with Schedule 4 to ITEPA 2003.

5	RULES OF CSOP SUB-PLAN
The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this sub-plan, form the rules of the CSOP Sub-Plan. In the event of any conflict between the rules of the Plan and this sub-plan, the sub-plan shall prevail.

6	RELATIONSHIP OF CSOP SUB-PLAN TO PLAN
The CSOP Sub-Plan shall form part of the Plan and not a separate and independent plan.

7	INTERPRETATION
In the CSOP Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

(a)	"Acquiring Company" is a company which obtains Control of the Company in the circumstances referred to in rule 26;

(b)	"Adoption Date" is the date on which the CSOP Sub-Plan is adopted by the Board;

(c)	"Associate" has the meaning given to that expression by paragraph 12 of Schedule 4;

(d)	"Constituent Company" means any of the following:

(i)	the Company; and

(ii)	any Eligible Company nominated by the Board to be a Constituent Company at the relevant time.

(e)	"Control" the meaning given to that word by Section 719 of ITEPA 2003 and “Controlled” shall be construed accordingly;

(f)	"Date of Grant" is the date on which an Option is granted under the CSOP Sub-Plan;

(g)	"Eligible Company" means any company of which the Company has Control, including any jointly owned company (as defined in paragraph 34 of Schedule 4):

(i)	which is treated as being under the Company’s Control under paragraph 34 of Schedule 4; and

(ii)	which is not excluded from being a Constituent Company under paragraph 34(4) of Schedule 4;

(h)	"Eligible Employee" means any Employee who:

(i)	does not have a Material Interest (either on his own or together with one or more of his Associates), and has not had such an interest in the last 12 months; and

(ii)	has no Associate or Associates which has or (taken together) have a Material Interest, or had such an interest in the last 12 months; and

(iii)	is either:

(A)	not a director of any Constituent Company; or

(B)	a director of a Constituent Company who is required to devote at least 25 hours per week (excluding meal breaks) to his duties;

(i)	"Employee" means an employee of a Constituent Company;

(j)
"Employer NICs" means secondary class 1 (employer) NICs that are included in any Tax Liability (or that would be included in any Tax Liability if an election of the type referred to in rule 22.2 had not been made) and that may be lawfully recovered from the Participant;

(k)	"Exercise Price" means the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 29):

(i)	if the Share are to be newly issued to satisfy the exercise of the Option, many not be less than the nominal value of a Share; and

(ii)	may not be less than the Market Value of a Share on the Date of Grant.

(l)
"Existing EMI Options" means all qualifying options (as defined in section 527 of ITEPA 2003) that have been granted as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

(m)	Group Company means any of the following:

(i)	the Company;

(ii)	a company of which the Company has Control; and

(iii)	a jointly owned company (as defined in paragraph 34 of Schedule 4) that is:

(A)	treated as being under the Company's Control under paragraph 34 of Schedule 4; and

(B)	that is not excluded from being a Constituent Company under paragraph 34(4) of Schedule 4.

(n)	"HMRC" means HM Revenue and Customs;

(o)	"ITEPA 2003" means The Income Tax (Earnings and Pensions) Act 2003;

(p)	"Key Feature" means any provision of the CSOP Sub-Plan which is necessary to meet the requirements of Schedule 4;

(q)
"Market Value" means the market value of a Share as determined in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992, and any relevant published HMRC guidance, on the relevant date. If Shares are subject to a Relevant Restriction, Market Value shall be determined as if they were not subject to a Relevant Restriction;

(r)	"Material Interest" has the meaning given to that expression by paragraph 9 of Schedule 4;

(s)	"Option" is a right to acquire Shares granted under the CSOP Sub-Plan;

(t)	"Option Agreement" means a written agreement between the Company and Participant evidencing the terms of an individual Option grant, subject to the terms and conditions of the CSOP Sub-Plan;

(u)	"Participant" means an individual who holds an Option or, where the context permits, his personal representatives;

(v)	“Redundancy” has the meaning given by the Employment Rights Act 1996;

(w)
"Relevant CSOP Options" means all Options granted under the Plan (and any other Schedule 4 CSOP as a result of employment with the Company (or any other member of a group of companies to which the Company belongs) that can still be exercised;

(x)
“Relevant Restriction” means any provision included in any contract, agreement, arrangement or condition to which sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares;

(y)	"Schedule 4" means Schedule 4 to ITEPA 2003;

(z)	"Schedule 4 CSOP" means a share plan that meets the requirements of Schedule 4 to ITEPA 2003;

(aa)	"Shares" means common stock of the Company;

(bb)
"Sufficient Shares" means the smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale);

(cc)	"Tax Liability" means the pounds sterling total of:

(i)
any PAYE income tax and primary class 1 (employee) national insurance contributions that the Company or any employer (or former employer) of a Participant is liable to account for as a result of the exercise of an Option; and

(ii)
if the relevant Option includes the requirement specified in rule 22.2, any Employer NICs that the Company or any employer (or former employer) of a Participant is liable to pay as a result of the exercise of an Option.

In this supplement, unless the context otherwise requires:

(a)	words and expressions not defined above have the same meanings as are given to them in the Plan;

(b)	the rule headings are inserted for ease of reference only and do not affect their interpretation;

(c)	a reference to a rule is a reference to a rule in this supplement;

(d)	the singular includes the plural and vice-versa and the masculine includes the feminine; and

(e)	a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8	COMPANIES PARTICIPATING IN CSOP SUB-PLAN
The companies participating in the CSOP Sub-Plan shall be each a Constituent Company.

9	SHARES USED IN CSOP SUB-PLAN
The Shares shall form part of the ordinary share capital of the Company which satisfy the conditions specified in paragraphs 16-20 inclusive of Schedule 4.

10	GRANT OF OPTIONS
An option granted under the CSOP Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this sub-plan.

11	IDENTIFICATION OF OPTIONS
An Option Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12	CONTENTS OF OPTION AGREEMENT
An Option Agreement issued in respect of an Option shall specify:

(a)	the Date of Grant of the Option;

(b)	the number of Shares subject to the Option;

(c)	the Exercise Price;

(d)	any performance criteria imposed on the exercise of the Option;

(e)	the date(s) on which the Option will ordinarily become exercisable;

(f)	the date(s) on which the Option will lapse; and

(g)	a statement that:

(i)	the Option is subject to these rules, Schedule 4 and any other legislation applying to Schedule 4 CSOPs; and

(ii)	the provisions listed in rule 12(g)(i) shall prevail over any conflicting statement relating to the Option’s terms.

13	EARLIEST DATE FOR GRANT OF OPTIONS
An Option may not be granted earlier than the Adoption Date.

14	PERSONS TO WHOM OPTIONS MAY BE GRANTED
An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.
For the avoidance of doubt and notwithstanding Section 1(b) of the Plan, an Option may not be granted under the CSOP Sub-Plan to a Consultant or Non-Employee Director.
If an Eligible Employee’s status changes to that of Consultant or Non-Employee Director, this shall be regarded as a termination of employment for the purposes of the CSOP Sub-Plan.

15	OPTIONS NON TRANSFERABLE
An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 25, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Option.
Section 5(e) of the Plan shall be construed accordingly.

16	LIMIT ON NUMBER OF SHARES PLACED UNDER OPTION UNDER CSOP SUB-PLAN
For the avoidance of doubt, Shares placed under Option under the CSOP Sub-Plan shall be taken into account for the purpose of Rule 3 of the Plan.

17	HMRC LIMIT (£30,000)

17.1.
An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the Shares subject to all outstanding options granted to him under the CSOP Sub-Plan or any other Schedule 4 CSOP would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4. For this purpose, the United Kingdom sterling equivalent of the Market Value of a share on any day shall be determined by taking the spot sterling/dollar exchange rate for that day as shown in the Financial Times.

17.2.
If the grant of an Option would otherwise cause the limit in rule 17.1 to be exceeded, it shall take effect as the grant of an Option under the CSOP Sub-Plan over the highest number of Shares which does not cause the limit to be exceeded.

17.3.	If the grant of any share option intended to be an Option (referred to in this rule 17.3 as the Excess Option) would cause the total Market Value of Shares subject to:

(a)	the Excess Option; and

(b)	all Relevant CSOP Options held by the relevant Eligible Employee; and

(c)	all Existing EMI Options held by the relevant Eligible Employee, to exceed £250,000 (or any other amount specified in section 536(1)(e) of ITEPA 2003 at the relevant time), the whole of that Excess Option shall take effect as a share option granted outside the Plan) but subject to the same terms and conditions as if it were an Option) and without the tax advantages available for Options.

18	EXERCISE PRICE UNDER OPTIONS
Notwithstanding Rule 5(b) of the Plan, the amount payable per Share on the exercise of an Option shall not be less than the Market Value (as defined in the CSOP Sub-Plan) of a Share on the Date of Grant and shall be stated on the Date of Grant.

19	PERFORMANCE CRITERIA IMPOSED ON EXERCISE OF OPTION

19.1.	Any performance criteria imposed on the exercise of an Option shall be:

(a)	objective;

(b)	such that, once satisfied, the exercise of the Option is not subject to the discretion of any person; and

(c)	stated on the Date of Grant.

19.2.
If an event occurs as a result of which the Board considers that any performance criteria imposed on the exercise of an Option is no longer appropriate and amends or modifies the performance criteria, such amendment or modification shall:

(a)	be fair and reasonable in the circumstances; and

(b)	produce a measure of performance that is no more difficult to satisfy than the original.

20	EXERCISE OF OPTIONS BY LEAVERS

20.1.	The period during which an Option shall remain exercisable following termination of employment, shall be stated at grant in the Option Agreement, which period may not thereafter be altered.

20.2.	A Participant who ceases to be an Employee due to:

(a)	injury;

(b)	ill health;

(c)	disability;

(d)	retirement;

(e)	Redundancy;

(f)	the Option Holder's employer ceasing to be a Group Company;

(g)	the transfer of the business that employs the Option Holder to a person that is not a Group Company, will be a “Good Leaver” and may exercise their Option as provided in the Option Agreement during the period of six months following the date the Option Holder ceased to be an Employee and the Option shall lapse at the end of the exercise period to the extent it is not exercised.

21	LATEST DATE FOR EXERCISE OF OPTIONS
The period during which an Option shall remain exercisable shall be stated in the Option Agreement and any Option not exercised by that time shall lapse immediately.

22	TAX LIABILITIES

22.1.	Each Option shall include a requirement that the Participant irrevocably agrees to:

(a)	pay to the Company, his employer or former employer (as appropriate) the amount of Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

22.2.
Unless the Constituent Company which employs the relevant Eligible Employee directs that it shall not, each Option shall include a requirement that the Participant agrees that the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Participant:

A Participant's employer or former employer may decide to release the Participant from, or not to enforce, any part of the Participant's obligations in respect of Employer NICs under rule 22.1 and rule 22.2.

22.3.
If a Participant does not fulfil his obligations under rule 22.1(a) or rule 22.1(b) in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Company shall withhold Sufficient Shares from the Shares which would otherwise be delivered to the Participant. From the net proceeds of sale of those withheld Shares, the Company shall pay to the employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Participant.

22.4.
Participants shall have no rights to compensation or damages on account of any loss in respect of Options or the CSOP Sub-Plan where such loss arises (or is claimed to arise), in whole or in part, from the CSOP Sub-Plan ceasing to be a Schedule 4 CSOP.

23	MANNER OF PAYMENT FOR SHARES ON EXERCISE OF OPTIONS
The amount due on the exercise of an Option shall be paid in cash or by cheque or banker’s draft and may be paid out of funds provided to the Participant on loan by a bank, broker or other person. Notwithstanding Sections 5(c)(ii), (iii), (iv) or (v) of the Plan, the amount may not be paid by the transfer to the Company of Shares or by a “net exercise”

24	ISSUE OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS
Subject only to compliance by the Participant with the rules of the CSOP Sub-Plan and to any delay necessary to complete or obtain:

(a)	the listing of the Shares on any stock exchange on which Shares are then listed;

(b)	such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable;
the Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Participant, or procure the issue or transfer to the Participant of, the number of Shares specified in the notice of exercise and shall deliver to the Participant, or procure the delivery to the Participant of, a share certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Option Agreement in respect of, or the original Option Agreement endorsed to show, the unexercised part of the Option.

25	DEATH OF PARTICIPANT
If a Participant dies, his personal representatives shall be entitled to exercise his Options for the twelve month period following his death. If not so exercised, the Options shall lapse immediately.

26	CHANGE IN CONTROL

26.1.	Exchange of Options
If a company (“Acquiring Company”) obtains Control of the Company as a result of:

(a)
making a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;

(b)	making a general offer to acquire all the shares in the Company that are the same class as the Shares;

(c)	the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:

(i)	all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(ii)
all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP; or

(d)
shareholders becoming bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects (i) all the ordinary share capital of the Company or all the shares of the same class as the Shares to which the Option relates; or (ii) all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP, a Participant may, at any time during the period set out in rule 26.2, by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares in the Acquiring Company (or some other company falling within paragraph 27(2) (b) of Schedule 4) (“New Shares”).

26.2.	Period allowed for exchange of Options
The period referred to in rule 26.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied or such other period as is specified in Schedule 4.

26.3.	Meaning of “equivalent”
The New Option shall not be regarded for the purpose of this rule 26 as equivalent to the Option unless:

(a)	the New Shares satisfy the conditions specified in paragraphs 16 to 20 inclusive of Schedule 4; and

(b)
save for any performance criteria imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the CSOP Sub-Plan as it had effect immediately before the release of the Option; and

(c)
the total Market Value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total Market Value, immediately after the grant of the New Option, of the New Shares determined using a methodology agreed by HMRC; and

(d)
the total amount payable by the Participant for the acquisition of the New Shares under the New Option is equal to the total amount that would have been payable by the Participant for the acquisition of the Shares under the Option.

26.4.	Date of grant of New Option
The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

26.5.	Application of CSOP Sub-Plan to New Option

In the application of the CSOP Sub-Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively.

26.6.	Interaction with Section 9(c) of the Plan

(a)	Reference in Section 9(c)(i) of the Plan to the assumption or substitution of Options, shall be disapplied for the purposes of the CSOP Sub-Plan.

(b)
In the event that a “Transaction” does not fall within rule 26.1 above, or where it does, but an Acquiring Company does not agree to grant a New Option, or if a New Option would not be regarded as ‘equivalent’ in accordance with rule 26.3 above, the Board shall give written notice to the Participants and all Options shall be exercisable in full up to 20 days before a Transaction save that any Option exercised in anticipation of a Transaction that does not take place will be treated as not having been exercised.

(c)	Reference in Section 9(c)(v) and (vi) of the Plan to the receipt of a cash payment, shall be disapplied for the purposes of the CSOP Sub-Plan.

27	RIGHTS ATTACHING TO SHARES ISSUED ON EXERCISE OF OPTIONS
All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

28	AMENDMENT OF CSOP SUB-PLAN
Notwithstanding Rule 2(b)(vi) of the Plan, no amendment to a Key Feature of the CSOP Sub‑Plan shall take effect if, as a result of the amendment, the CSOP Sub-Plan would no longer be a Schedule 4 CSOP.

29	ADJUSTMENT OF OPTIONS

29.1.
Notwithstanding Rule 9(a) of the Plan, no adjustment may be made to an Option (i) other than in accordance with paragraph 22 of Schedule 4 and (ii) in the event of a demerger or payment of a capital dividend or similar event.

29.2.
Where an adjustment to an Option is made, the total Market Value of the Shares subject to the Option and the total amount payable on the exercise of the Option before and after the adjustment must be the same.

30	EXERCISE OF DISCRETION BY THE BOARD
In exercising any discretion which it may have under the CSOP Sub-Plan, the Board shall act fairly and reasonably.

31	DISAPPLICATION OF CERTAIN PROVISIONS OF PLAN
The provisions of the Plan dealing with:

(a)	Incentive Stock Options (defined in the Plan);

(b)	Stock Appreciation Rights (defined in the Plan);

(c)	Amending or modifying an Option (Section 2(b)(viii));

(d)	The power to accelerate (Section 2(b)(iv) and Section 9(c)(iii));

(e)	The ability to reprice options (Section 2(b)(xi));

(f)	Transferring an Option (Section 5(e));

(g)	Non-Exempt Employees (Section 5(l));

(h)	Restricted Stock Awards (Section 6(a));

(i)	Restricted Stock Unit Awards (Section 6(b));

(j)	Performance Awards (Section 6(c));

(k)	Other Stock Awards (Section 6(d));

(l)	Change in Time Commitment (Section 8(e));

(m)	Deferrals (Section 8(j));

(n)	Compliance with Section 409A of the Code (Section 8(k));

(o)	Clawback/Recovery (Section 8(l));

(p)	The ability to change the class of securities set out in Section 9(a);

(q)	Action by the Board in connection with a Corporate Transaction or Change in Control in relation to the substitution or cash cancellation of options;
shall not form part of, and shall be disregarded for the purposes of the CSOP Sub-Plan.

Option No.

APPIAN CORPORATION
CSOP STOCK OPTION GRANT NOTICE (2017 EQUITY INCENTIVE PLAN: CSOP SUB-PLAN)

Appian Corporation (the “Company”), pursuant to the CSOP Sub-Plan to its 2017 Equity Incentive Plan (together the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the CSOP Sub- Plan or the Plan or the Option Agreement will have the same definitions as in the CSOP Sub-Plan, the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice, the CSOP Sub-Plan and the Plan, the terms of the CSOP Sub-Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:
This Option is subject to the provisions of the CSOP Sub-Plan, a copy of which is furnished to the Optionholder with this Option and to Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003. This statement shall take precedent over any conflicting statement about the terms of the option.

Exercise Schedule:    Same as Vesting Schedule

Vesting Schedule:	Five Years, with 20% vesting on each anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

Payment:    By one or a combination of the following items (described in the Option Agreement):
☐ By cash, check, bank draft or money order payable to the Company
☐ Pursuant to a Regulation T Program if the shares are publicly traded

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement, the CSOP Sub-Plan and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the CSOP Sub-Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, the CSOP Sub-Plan and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) equity awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific option. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

APPIAN CORPORATION                OPTIONHOLDER:

By:

Signature	Signature
Title:          Date:
Date:

ATTAC HMENTS: Option Agreement, CSOP Sub-Plan, 2017 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I
APPIAN CORPORATION
CSOP OPTION AGREEMENT
(2017 EQUITY INCENTIVE PLAN: CSOP SUB-PLAN) (CSOP OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Appian Corporation (the “Company”) has granted you an option under the CSOP Sub-Plan to its 2017 Equity Incentive Plan (together the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement, the CSOP Sub-Plan and the Plan, the terms of the CSOP Sub-Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan or the CSOP Sub-Plan will have the same definitions as in the Plan or the CSOP Sub-Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.	VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the CSOP Sub-Plan.

3.CSOP. Your option is subject to the provisions of the CSOP Sub-Plan and to Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003. This statement shall take precedent over any conflicting statement about the terms of your option.

4.METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

5.WHOLE SHARES.     You may exercise your option only for whole shares of Common
Stock.

6.SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

7.TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)	immediately upon the termination of your Continuous Service for Cause;

(b)ninety (90) days after the termination of your Continuous Service for any reason other than Cause, your leaving as a Good Leaver or your death; provided, however, that if during any part of such ninety (90) day period your option is not exercisable solely because of the condition set forth in the section above regarding “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of ninety (90) days after the termination of your Continuous Service; provided further, if during any part of such ninety (90) day period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of ninety (90) days after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy;

(c) six (6) months after the termination of your Continuous Service if you are a Good
Leaver;
(d)    twelve (12) months after your death;

(e)    the Expiration Date indicated in your Grant Notice; or

(f)     the day before the tenth (10th) anniversary of the Date of Grant.

8.EXERCISE.
(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax and National Insurance Contribution withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

9.TRANS FERABILITY.     Your option is not transferable, except on death to your personal representative and is exercisable during your life only by you.

10.OPTION NOT A SERVICE CONTRACT AND NATURE OF GRANT.
(a)Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
(b)In accepting your option, you acknowledge, understand and agree that:

(i)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(ii)the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(iii)your option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(iv)the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;

(v)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your option or of any amounts due to you pursuant to the exercise of your option or the subsequent sale of any shares of Common Stock acquired upon exercise;

(vi)no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.WITHHOLDING OBLIGATIONS.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize the Company and any Affiliate to make any withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under

Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)Depending on the circumstances, on exercise of your option you may have an income tax liability under PAYE and may be required to pay national insurance contributions (NICs). If so, then:

(1)the Company or the company which employs you may require you to pay amounts in respect of PAYE and NICs liability in cash, including all of his employer’s secondary class 1 NICs liability, arising from exercise of your option; and

(2)in some circumstances the Company may withhold the number of shares of Common Stock required to meet the liabilities in respect of PAYE, primary (employee) class 1 NICs and secondary (employer) class 1 NICs.

(c)Your option may only be exercised if you confirm (in writing) that you agree to the requirements of the CSOP Sub-Plan relating to PAYE and NICs (Rule 22). This may be done at the time of exercise.

(d)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation.

13.NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.MISCELLANEOUS.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20.DATA TRANSFER. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting Chris Winters as the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

21.INSIDER TRADING/MARKET ABUSE. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

22.GOVERNING LAW/VENUE. This Option Agreement is governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Option Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within Fairfax County, Virginia, and no other courts, where this grant is made and/or to be performed.

*    *    *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

ATTACHMENT II

2017 EQUITY INCENTIVE PLAN AND CSOP SUB-PLAN

ATTACHMENT III

NOTICE OF EXERCISE: CSOP SUB-PLAN

APPIAN CORPORATION
1460 Broadway    Date of Exercise: _______________ New York, NY 10036

This constitutes notice to Appian Corporation (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	CSOP ☐
Stock option dated:	_______________
Number of Shares as to which option is exercised:	_______________
Certificates to be issued in name of:	_______________
Total exercise price:	$______________
Cash payment delivered herewith:	$______________

[Regulation T Program (cashless exercise1):	$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Appian Corporation 2017 Equity Incentive Plan and CSOP Sub-Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) to make adequate provision to cover the tax liabilities, if any, including employer National Insurance Contributions, which arise in connection with the option.

Very truly yours,

1    Shares must meet the public trading requirements set forth in the option.